SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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Hooper Holmes, Inc.
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HOOPER HOLMES, INC.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920

                                                                                                                                                                                             April 20, 2009

Dear Fellow Shareholder:

I am writing to reiterate our support for the re-election of Roy Lowrance and Leslie Hudson to our Board, and ask that you vote your shares accordingly by following the instructions on the enclosed white proxy card.  As you may know, soon after our proxy materials became available to all shareholders earlier this month, a shareholder named Ronald V. Aprahamian launched a formal effort to seat himself and an associate on the Board at our upcoming Annual Meeting on May 19, 2009.  I believe Mr. Aprahamian’s effort is ill-conceived and ill-timed, and urge that you support our Board and management by voting for Mr. Lowrance and Dr. Hudson, as unanimously recommended by the Board.

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Mr. Aprahamian first came to our attention in late 2008 when we sought recommendations from investors for possible director candidates.  After reviewing his background, we concluded that seating him on our Board is not in our company’s best interests.  We continue to welcome investor recommendations of qualified director candidates.

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Mr. Aprahamian has a history of being a target of investigation by the Securities and Exchange Commission (SEC), and a defendant in various shareholder and derivative actions.  Whether or not the allegations made against Mr. Aprahamian by the SEC and other parties have merit, we believe his history of such allegations creates an unacceptable risk of controversy and concern regarding the integrity of our company’s governance and accounting practices.

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Nor do we believe that Mr. Aprahamian will advance the long-term interests of shareholders, based on his track record and statements made in his proxy material.  In contrast, under the strong leadership, experience and steady guidance of your Board and management, our company’s performance has improved over the past two years, and we are working very hard to implement new strategic initiatives aimed at maximizing value for our shareholders.  I’m convinced that our Board and management are best positioned to lead our company forward and to serve our interests as shareholders.

Again, I urge you to support both Roy Lowrance and Leslie Hudson for re-election to the Board.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN, SO PLEASE ACT TODAY!  PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY, OR FOLLOW THE INSTRUCTIONS PRINTED ON THE CARD.

Executing Turnaround Strategies

Hooper Holmes is now well positioned for growth in each of our businesses despite the economic downturn that has created turmoil in the life insurance industry and beyond.  We were profitable in the fourth quarter of 2008, and we have taken numerous steps to drive improvements in 2009 and beyond.  The Board has been very involved in shaping our strategy and direction – a strategy that will enable the broadest range of options for our company’s future.  The Board has demonstrated a commitment to improving performance and has been proactive in our efforts to expand the scope of our company into new, promising sectors. The Board has approved the engagement of a capable strategic adviser, Leerink Swann, to help our company evaluate and pursue strategic opportunities. The Board has also aided our efforts to re-tool and re-size into a more efficient company.  The Board will not rule out any possibility for our company’s future – whether that be growth, re-focusing, disposition or acquisition of certain assets or a sale or merger.  However, our decision-making will be based on reasoned judgment and with the best interests of our shareholders in mind.

In 2008, we reduced our losses and costs significantly from previous years.  Our fourth-quarter SG&A expenses were reduced by more than 20% from the fourth quarter of 2007.  We increased our consolidated gross margin in the fourth quarter of 2008 due to improved pricing, productivity gains and continued cost reductions.  We have taken responsible steps to reduce expenses even further by postponing a planned systems project and freezing salaries.  We also paid no bonuses to our senior management.

Moving in the Right Direction

Despite the unprecedented negative economic climate, we have seen positive trends on the revenue side, which we describe in detail in our recent 2008 annual report filed with the SEC on Form 10-K.  The first three quarters of 2008 showed significant progress in reducing revenue decline, and we have started to return our company to a level of greater financial stability.  Our Portamedic unit has begun to recapture market share through aggressive sales efforts aimed at new channels of revenue.  Our Health and Wellness unit, which focuses on a new market - wellness screening for large employers - grew by 51% in 2008 and adds new customers every month.  Our Heritage Labs business is on the upswing, developing proprietary methods of analyzing lab test results and historical data that life insurance companies can use to improve their underwriting performance, and continuing to grow its home testing kit business.  With new leadership at Hooper Holmes Underwriting Solutions, we have realigned this business to address new opportunities for our traditional underwriting services.

We believe we have a set of assets that no other company can match - the lab, the examiners, the schedulers, and the underwriters that our customers need for new business.  Our approach is to offset industry decline with profitable growth in new markets, like wellness screening and lab tests.

That said, we do not operate with blinders on.  Our experienced Board and management team believes that our company should continually evaluate its current businesses and long-term strategies.  We always consider all options for future success.  If we determine that the elimination or consolidation of certain of our businesses is in the best interests of our company and our shareholders, we will not hesitate to proceed with those actions.  Likewise, if we determine that a sale of some or all of our assets is desirable, we will undertake such an effort.  But we will not overreact to short-term factors and bad business propositions simply for the sake of acting and at the expense of our shareholders.  And we are totally committed to making our company as profitable and successful as possible, because no matter the strategic direction we take, that is how we will deliver the greatest value to our shareholders.

Our Board

We believe that our Board should provide our company with seasoned experience in business and our industries, with sage, well-reasoned advice, and with a focus on good corporate governance and transparency for our shareholders.  As you may know, one of our valued Board members, Quentin Kennedy, retired from the Board at the end of March.  Upon Mr. Kennedy’s retirement, the Board decided to temporarily reduce the size of the Board to seven members so that the Board could conduct a comprehensive search for the best candidate or candidates.  We have engaged a consulting service and are employing a range of other resources, including seeking recommendations from our investors, to help identify  candidates, and we will aggressively recruit those candidates.  We will not appoint or nominate someone simply because he is the first to volunteer.

To fill the two Board seats up for election at this year’s Annual Meeting, the Board has unanimously nominated for re-election our Chairman Roy Lowrance, and Dr. Leslie Hudson.

Mr. Lowrance provides our company with crucial experience in the finance and technology sectors.  He has served in executive roles at several major companies, including American Express, The Boston Consulting Group, and Capital One Financial Corporation.  Most recently he helped to lead Reuters Corp. through a period of turmoil in the media industry.  His background as an IT executive and leader in prominent business consulting firms provides our company with the combination of experience and knowledge that will be critical as we navigate through this changing economy.  In particular, as Chairman of our Strategic Alternatives Committee, Mr. Lowrance is leading our efforts to identify and execute on strategies to maximize value to shareholders, including our work with Leerink Swann.  Mr. Lowrance has also been instrumental to our efforts to develop new systems that will further reduce our costs and give us significant competitive advantages.

Dr. Hudson likewise brings tremendous value to our company and our shareholders.  One of the markets in which we believe we can grow and expand is the pharmaceutical industry, and Dr. Hudson’s long experience in this industry is an important resource.  He has been an executive for more than two decades at leading pharmaceutical companies (AVI BioPharma Inc., GlaxoSmithKline and Nabi Biopharmaceuticals, to name a few), in both research positions and as a chief executive officer.  Pharmaceutical companies spend more than $10 billion annually on consumer promotion and patient education activities, and we believe there are opportunities for our company to participate in a growing market for examination and laboratory services associated with screening and evaluating new healthcare products.

WE URGE YOU TO  SUPPORT ROY LOWRANCE AND DR. LESLIE HUDSON BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD, OR FOLLOWING THE INSTRUCTIONS PRINTED ON THE CARD.

An Unnecessary and Expensive Distraction

Despite the overall positive direction in which our company is headed, Mr. Aprahamian has initiated a costly and disruptive proxy contest in an attempt to elect a competing slate of nominees to our Board.  We strongly believe that Mr. Aprahamian is looking to advance his own agenda at the expense of all of Hooper Holmes’ shareholders. We urge you to discard any proxy materials that you receive from Mr. Aprahamian.

Our Board welcomes and encourages active participation by shareholders.  We will carefully consider all recommendations and opportunities affecting the strategy and future of our company.  Indeed, Mr. Aprahamian first came to our attention when we solicited shareholder suggestions for potential Board candidates.  When we examined his background, however, several concerns led us to decline his request to be named to our Board.  Even then, we went back to the investor who had referred Mr. Aprahamian, and asked for recommendations of  other candidates who did not raise such “background” concerns.  And we continue to welcome recommendations of potential new Board candidates by our investors.

Mr. Aprahamian’s past service as a director and officer at other companies troubles us.  We believe that he makes poor business decisions that do not take into account the long-term best interests of the companies in which he has been involved.  In our opinion, his recommendations for Hooper Holmes are not sound business judgments and focus on our company’s short-term balance sheet rather than continued growth and long-term shareholder value.

We are also concerned that Mr. Aprahamian’s past involvement as a target of an investigation by the SEC and, more recently, as a defendant in various shareholder and derivative actions make him an unattractive Board candidate at a time when investors are legitimately concerned about corporate governance and compliance with legal requirements and accounting standards.

In 1985, the SEC filed a civil injunctive action against Mr. Aprahamian and others alleging a violation of the anti-fraud provisions of the Securities Exchange Act of 1934.  The SEC complaint alleged that while serving as President and Chairman of Compucare, Inc., Mr. Aprahamian violated provisions of the federal securities laws and breached his duties to that company by improperly communicating to three other people material nonpublic information about a pending acquisition of that company.  The SEC alleged that the recipients of Mr. Aprahamian’s tip then purchased shares of Compucare based on the insider information  provided by Mr. Aprahamian, and reaped profits when the acquisition was announced.  Without denying the allegations, Mr. Aprahamian consented to a settlement that involved payment of civil penalties totaling $33,000 and an injunction against future violations of the anti-fraud provisions of the securities laws.  Mr. Aprahamian’s alleged “tippees” were required to disgorge their insider trading profits.

More recently, Mr. Aprahamian was a defendant in multiple putative stockholder derivative actions and a putative class action brought in 2007 by stockholders of Sunrise Senior Living, Inc. against Sunrise and certain of its current or former officers and directors.  Mr. Aprahamian served as a director of Sunrise from 1995 until November of 2008, and chaired its audit committee.

The lawsuits were brought after Sunrise’s market value plunged following restated earnings for a three-year period, allegedly due in part to inadequate internal controls and accounting improprieties that sparked an SEC investigation into Sunrise’s accounting practices while Mr. Aprahamian was serving as chairman of the Sunrise board’s audit committee.  According to The Washington Post, Sunrise’s former Chief Financial Officer accused the board and management of Sunrise of trying to cover up its “improper, and in some cases fraudulent, accounting practices.”  Sunrise’s own management, evaluating a report on its internal controls, admitted that it lacked “policies and procedures to ensure proper accounting of significant transactions” and lacked personnel with “sufficient technical accounting expertise,” according to a Sunrise press release.  These accounting problems, which apparently went unchecked by the Sunrise audit committee for years, proved devastating both to Sunrise, which now faces severe financial difficulties, and its stockholders, because the price of Sunrise stock dropped from $42.97 in June of 2007 to $0.91 on  November 13, 2008, Mr. Aprahamian’s last day on Sunrise’s Board, in the wake of these problems.  To make matters worse, Mr. Aprahamian was also alleged to have engaged in insider trading while serving on Sunrise’s board as a result of his alleged sale of $757,040 worth of Sunrise stock just three weeks before that company announced a delay in its financial filings due to its accounting problems.

Mr. Aprahamian also touts his experience as a director of other public and private companies.  Mr. Aprahamian, however, does not mention that he served as a director of Metrocall, Inc. from May of 1995 to September of 2002.  Metrocall filed for Chapter 11 bankruptcy in June of 2002 after failing to earn a profit during Mr. Aprahamian’s entire tenure on its board.

A Board member with this track record is not the right person to serve our shareholders in any capacity.  The fact that Mr. Aprahamian seems to dismiss the serious issues that arose at Sunrise, while he chaired the audit committee, as merely due to changes in accounting methods, is frankly troubling.  It is our judgment that it would not be in Hooper Holmes’ best interest to nominate for the Board an individual with a history like Mr. Aprahamian’s, that extends from just months ago when the last Sunrise stockholder lawsuits were settled to the SEC consent order entered more than 20 years ago.  The incidents described above illustrate the potential risk Mr. Aprahamian’s appointment to the Board could hold for Hooper Holmes  and our shareholders.  Mr. Aprahamian’s proxy contest has served as an unnecessary and expensive distraction to our company’s ability to devote all of our resources and attention to the important task of operating our business and continuing to build more value for all shareholders during a time of a global economic crisis.

In addition to seeking his own appointment, Mr. Aprahamian is also seeking the nomination of Larry Ferguson to your Board.  Past history and business associations between Mr. Aprahamian and Mr. Ferguson raise doubts in our view as to whether Mr. Ferguson will be able to act on his own behalf and not follow the lead of Mr. Aprahamian, if both are elected to our Board.  In any event, Mr. Ferguson’s commitment to shareholder interests should be questioned since Mr. Ferguson has no ownership interest in Hooper Holmes.  It is clear to us that Mr. Aprahamian and Mr. Ferguson are pursuing this contest to further their own objectives and not to serve the shareholders of Hooper Holmes.

Protecting Shareholder Value

Mr. Aprahamian’s arguments in support of his election to the Board hold little merit.  He offers few substantive proposals to improve the performance of our company, and instead criticizes irrelevant things like board classification and a so-called poison pill, which is actually a rights plan to protect shareholders.  Having a classified or staggered Board – that is, directors who serve staggered terms – puts the Board on much stronger ground to deal with immediate threats to our company.  This is also true of what Mr. Aprahamian calls a “poison pill” – a widely used instrument designed to prevent corporate raiders from forcing a sale of a company at a low stock price that harms all long-term shareholders.  These provisions allow the Board to act in a careful and deliberate manner to exercise appropriate business judgment and consider all alternatives when faced with critical decisions.  They ensure continuity and stability in a company’s leadership that allows long-term planning, helps create long-term value and provides protections against outside coercion.  While these items may stifle Mr. Aprahamian’s short-term personal ambitions, they protect our company and our shareholders’ long-term financial interests.

Hooper Holmes’ Board consists of qualified and independent directors whose experience and expertise are fundamental to our ongoing success. They are well-suited to steer our company now and going forward and to consider all possible options for Hooper Holmes’ future. Our Board actively seeks qualified directors from diverse backgrounds but believes that the candidacies of Mr. Aprahamian and Mr. Ferguson to the Board will not serve our company’s mission and strategy, or our shareholders’ interests.

We urge you to protect your investment and not risk our company’s future performance and prospects by exposing Hooper Holmes to the personal motivations of Mr. Aprahamian.

SUPPORT OUR BOARD AND OUR COMPANY BY VOTING FOR ROY LOWRANCE AND DR. LESLIE HUDSON TODAY!

We urge you to not sign any proxy card sent to you by Mr. Aprahamian.  If you have done so, you may revoke it by returning the enclosed WHITE proxy card.

YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.  PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY, OR FOLLOW THE INSTRUCTIONS PRINTED ON THE CARD.

On behalf of Hooper Holmes’ Board of Directors, we thank you for your continued support.

Very truly yours,

Roy H. Bubbs

President, Chief Executive Officer and Director